Exhibit 10.4

Execution Copy

SUBLEASE

This SUBLEASE (“Sublease”) is dated for reference purposes, as of September 17, 2004, and is executed on the dates set forth opposite the signatures below, by and between Dynamic Materials Corporation, a Delaware corporation (“Sublessor”), and Aerojet-General Corporation, an Ohio corporation (“Sublessee”).

RECITALS

A.                                   Spin Forge, LLC, a California limited liability company, owns the land and the manufacturing, storage, and administrative buildings, and other improvements, located at 1700 East Grand Avenue, El Segundo CA, 90245 (the “Premises”).  The land containing such buildings and improvements is legally described in Exhibit A to the Master Lease (as defined below).

B.                                     Sublessor currently leases the Premises from Spin Forge, LLC, (“Master Lessor”) pursuant to a certain Operating Lease dated as of March 18, 1998, (“Original Lease”) as amended by an Agreement and Amendment to Operating Lease dated as of February 1, 2000, (“Amendment”) (collectively, the “Master Lease”), which Master Lease is attached hereto as Exhibit “A” and made a part hereof for all purposes.

C.                                     Sublessee wishes to sublet the entire Premises, as described above, from Sublessor; and Sublessor wishes to sublet the entire Premises (the “Sublet Premises”) to Sublessee upon certain terms and conditions.

NOW, THEREFORE, in reference to the foregoing recitals (collectively, the “Recitals”), Sublessor and Sublessee, in consideration for the various obligations set forth in this Sublease and the Master Lease, hereby agree as follows:

ARTICLE 1

BASIC TERMS

1.1                                 Demise.  For the Term set forth below, and in accordance with the terms and conditions of this Sublease, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Sublet Premises and every part thereof, subject to all the terms and conditions of the Master Lease.

1.2                                 Term.

(a)                                  The term of this Sublease (the “Term”) shall commence on September 17, 2004 (the “Commencement Date”) and terminate on January 1, 2007 (the “Expiration Date”), unless sooner terminated under the terms of the Lease or this Sublease.  Sublessor and Sublessee agree to confirm the actual Commencement Date in writing; however, the failure to confirm such shall have no effect on the Commencement Date or Expiration Date.

(b)                                 This Sublease shall terminate upon the termination for any reason or cause of the Master Lease, except that default of the Sublessor as lessee under the Master Lease, or surrender of the Premises by the Sublessor as lessee under the Master Lease to the Master Lessor shall constitute a default or breach by Sublessor under this Sublease.   Sublessor, as lessee under the Master Lease, may terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Premises, including buildings on the Premises, and the exercise of such right by Sublessor pursuant to Articles 13 and 14 of the Master Lease, shall not constitute a default or breach by the Sublessor under this Sublease.

(c)                                  Possession of the Sublet Premises (“Possession”) shall be delivered to Sublessee on the Commencement Date.  If for any reason Sublessor does not deliver Possession to Sublessee on the Commencement Date, Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, except that Rent (described below) shall abate until delivery of Possession.

(d)                                 If Sublessor permits Sublessee to take Possession prior to the Commencement Date, such early Possession shall not advance the Termination Date and shall be subject to the provisions of this Sublease, including without limitation, the payment of Rent according to the terms and conditions set forth below.

(e)                                  This Sublease shall terminate upon the exercise by Sublessee, pursuant to that certain Option Agreement, dated as of an even date herewith, between Sublessor and Sublessee (the “Option Agreement”), of its option to assume the option to purchase the Premises and Sublessor shall assign its rights and liabilities under the Master Lease to Sublessee, subject to the written consent of Master Lessor as required under Article 15 of the Master Lease.

1.3                                 Rent.

(a)                                  Sublessee shall pay Sublessor during the Term of this Sublease, without offset, deduction, prior notice or demand, the Base Rent in the amount of Thirty Thousand Two Hundred and Forty-Four dollars ($30,244.00) per month (“Base Rent”), or a pro rated amount thereof for any fraction of a month; provided however, that Sublessee may defer the first two months’ Base Rent for up to 45 days each without penalty or interest, and such deferred rent shall not constitute a default under Article 4 hereof.

(b)                                 In addition to the Base Rent provided by subparagraph (a) of this Section 2, Sublessee shall pay all additional rent and other charges imposed under the Master Lease with respect to the Sublet Premises and Sublessee’s use thereof and operations therein, including but not limited to all Operating Costs imposed under the Master Lease, (collectively, “Operating Costs”) which shall include  (i) Taxes as defined in the Master Lease and pursuant to the terms and conditions of Article 5 of the Master Lease, (ii) Utilities as defined in the Master Lease and  pursuant to the terms and conditions of Article 6 of the Master Lease, (iii) maintenance and repair costs as described in  subparagraph A of Article 7 of the Master Lease; and (iv) insurance costs pursuant to the terms and conditions of Article 12 of the Master Lease.  Operating Costs shall not include the cost of any financing or ground lease on the Premises (other than Base Rent), capital improvements to the Premises (unless approved by Sublessee in its sole discretion), management costs, or overhead.  Sublessor shall request an additional payment for increased Operating Costs from Sublessee, together with evidence of the increased costs and payment of such increased costs, as Sublessee may reasonably require.  Sublessee shall make payment to Sublessor within thirty (30) days of receipt of such request.

(c)                                  The Base Rent shall be paid to Sublessor at the address set forth in Section 5.2 of this Sublease, or at such other place as Sublessor may designate, in advance, three (3)

Business Days prior to the first day of each and every month throughout the Term of this Sublease.

(d)                                 In addition to the Base Rent provided by subparagraph (a) of this Section 2, Sublessee shall pay for the right to use all Sublessor’s office and non-factory furniture and equipment that is currently available for use on the Sublet Premises, as set forth on Schedule 1.3(d) hereto.  Sublessee acknowledges and agrees that it has inspected such non-factory furniture and equipment and Sublessee agrees to accept same in its present condition, “as is, where is” and “with all faults.”  Upon the expiration or earlier termination of this Sublease, Sublessee shall deliver such non-factory furniture and equipment to Sublessor in good condition and repair, normal wear and tear excepted; provided, however, that if Sublessee exercises its option to assume the option to purchase the Premises pursuant to the Option Agreement, Sublessee shall pay Sublessor the net book value of the furniture and equipment listed on Schedule 1.3(d) hereto, determined as of the date of the exercise of such option.  Factory equipment shall be subject to the terms and conditions of a lease agreement (the “Master Equipment Lease”) that is separate and apart from this Sublease.

1.4                                 Taxes.  Sublessee shall pay any and all taxes (occupancy or otherwise) relating to Sublessee’s occupancy, property taxes and assessments on the furniture, fixtures, equipment, and other property situated on, or installed in the Sublet Premises in accordance with Article 5 of the Master Lease.  Sublessor shall supply to Sublessee copies of all statements, invoices, or bills for such taxes, and all notices of assessment, valuation, or other similar notices or documents, promptly upon receipt thereof by Sublessor, and Sublessee shall have the right, and Sublessor shall use reasonable efforts to cooperate with Sublessee, to initiate any action to contest the amount, applicability, or any other aspect of such taxes in accordance with the provisions in Article 5 (b) of the Master Lease.

1.5                                 Use.  Sublessee shall use the Sublet Premises for any and all purposes directly or indirectly related to the conduct of a manufacturing business and all related administrative and general business purposes and for any other legal purpose, in accordance with Article 4 of the Master Lease.

1.6                                 Condition of Sublet Premises.

(a)                                  Except with respect to the Environmental Warranties set forth in Article 3 of this Sublease, Sublessee represents that it has inspected and examined the Sublet Premises and agrees to accept them in their present, “as is” condition and acknowledges that Sublessor has no obligation to make any improvements in connection therewith.  Any work required by Sublessee to prepare the Sublet Premises for its occupancy, other than costs incurred pursuant to Article 3 of this Sublease, shall be paid for by Sublessee and shall be subject to all of the conditions set forth in this Sublease and/or the Master Lease.

(b)                                 Sublessee shall not make any alterations, additions or improvements to the Sublet Premises without first obtaining the written consent of Sublessor and, if required by the Master Lease, of Master Lessor.  Any approved alterations, additions or improvements to the Sublet Premises shall be made by Sublessee at Sublessee’s sole cost and expense, and at no cost or expense to Sublessor, and otherwise upon all applicable terms and conditions of the Master Lease and this Sublease; provided, however, that without the written consent of Sublessor or Master Lessor, Sublessee may make improvements, alterations, or additions that cost below $10,000 as long as such improvements, alterations, or additions do not diminish or interfere with the value of the Premises.

1.7                                 Surrender of Sublet Premises.  On the date upon which the term hereof shall expire or come to an end, whether on the Expiration Date, by lapse of time, or otherwise, Sublessee, at Sublessee’s sole cost and expense, shall quit and surrender the Sublet Premises to Sublessor in the same good order and condition, ordinary wear and tear excepted, as Sublessor is required to deliver them to Master Lessor pursuant to the Master Lease.

1.8                                 Holdover.  If, after the Expiration Date or earlier termination or expiration of this Sublease, Sublessee shall remain in possession of the Sublet Premises, then Sublessee shall indemnify and hold Sublessor harmless from and against any and all actions, claims, demands, liabilities, loss, expenses, and damages incurred by Sublessor under the Master Lease or otherwise arising from or related to Sublessee’s failure to surrender possession of the Sublet Premises and Sublessee shall also pay to Sublessor each month a sum equal to one hundred twenty five percent (125%) of the Base Rent payable hereunder.  Nothing herein contained shall be deemed to permit Sublessee to retain possession of the Sublet Premises after the Expiration Date or sooner termination of this Sublease and no acceptance by Sublessor of payments from Sublessee after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Sublessee in accordance with the provisions of this Section, which provisions shall survive the Expiration Date or sooner termination of this Sublease.

1.9                                 Assignment. Notwithstanding anything to the contrary in the Master Lease, Sublessee shall not directly or indirectly (by sale or transfer of a controlling interest in Sublessee’s capital stock or otherwise), voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any portion of Sublessee’s interest in or rights with respect to the Sublet Premises or Sublessee’s subleasehold estate hereunder, or permit all or any portion of the Sublet Premises to be occupied by anyone other than Sublessee, sublet all or any portion of the Sublet Premises or in any manner transfer all or any portion of Sublessee’s interest in or rights with respect to Sublessee’s subleasehold estate hereunder, without first complying with the provisions of Article 15 of the Master Lease and without the prior, written consent of Sublessor and Master Lessor, which consent shall not be withheld unreasonably.  Notwithstanding the foregoing, Sublessor agrees that Sublessee may assign its rights to, and delegate its duties and obligations under, this Sublease to an affiliate of Sublessee, without the prior written consent of Sublessor.  For purposes of this Sublease, the term “affiliate” shall mean any partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Sublessee.  The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

1.10                           Defined Terms.  All initially capitalized words contained herein for which definitions are not specified shall have the meaning ascribed to such defined term within the Master Lease.

ARTICLE 2

THE MASTER LEASE

2.1                                 Incorporation by Reference.  This Sublease is subject and subordinate to the Master Lease.  Subject to the modifications set forth in this Sublease, the terms and conditions of the Master Lease are incorporated herein by reference as if fully set forth herein, and shall, as between Sublessor and Sublessee (as if they were “Lessor and “Lessee,” respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by the terms of this Sublease.  The following provision of the Master Lease is expressly excluded from this Sublease:  Article 1(C).   In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern.  Sublessee acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.

(a)                                  For purposes of interpreting provisions of the Master Lease as incorporated into this Sublease, as used therein the term “Lessee” shall be deemed to refer to Sublessee, the term “Lessor” shall be deemed to refer to Sublessor, the term Premises shall be deemed to refer to the Sublet Premises.

(b)                                 Sublessee shall have and perform for the benefit of Sublessor all such obligations as are set forth in the Master Lease.  Unless otherwise set forth herein, Sublessee agrees to pay and perform, and hold Sublessor free and harmless from and against, all of Sublessor’s obligations and liabilities under the Master Lease.

(c)                                  Upon any breach by Sublessee of any of said terms and conditions of the Master Lease as incorporated herein or upon any failure of Sublessee to pay Base Rent or Operating Costs or to comply with any of the provisions of this Sublease, Sublessor and/or Master Lessor may exercise any and all rights and powers and shall have whatever remedies as are available to the Master Lessor under the Master Lease in addition to those available under this Sublease or by law.

(d)                                 Sublessor shall have no liability to Sublessee for failure of the Master Lessor to perform any of its obligations under the Master Lease and Sublessor shall not be obligated to perform for the benefit of Sublessee any of the obligations of Master Lessor under the Master Lease.

(e)                                  Whenever a provision of the Master Lease requires the consent or approval of the Master Lessor, it shall be construed to require the consent or approval of both said Master Lessor and Sublessor.

(f)                                    In all provisions of the Master Lease requiring Lessee to submit, exhibit to, supply or provide Lessor with evidence, certificates, or any other matter or thing, Sublessee shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Lessor and Sublessor.  In any such instance, Sublessor shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

(g)                                 Sublessor may not waive or amend any provision of the Master Lease that will prevent or adversely affect the use by Sublessee of the Sublet Premises in accordance with the terms of this Sublease without consent of Sublessee.

(h)                                 Sublessee hereby agrees that it will not, by its act or omission to act, cause a default under the Master Lease.  Further, notwithstanding any provision in this Sublease or the Master Lease to the contrary, Sublessee shall have no right, power or authority, without the prior written approval of Sublessor, to amend, revise, terminate or waive any provision of the Master Lease, exercise any renewal, extension, expansion, termination or similar rights or options under the Master Lease, or otherwise materially adversely affect Sublessor’s interests, rights or remedies under the Master Lease.

(i)                                     Whenever any period for notice from “Lessee” to “Lessor” is specified under the Master Lease, or any period within which “Lessee” is required to do anything under the Master Lease, the period applicable to Sublessee’s obligation to give such notice to Sublessor or to perform under this Sublease shall be three days shorter than the corresponding period applicable to “Lessee” under the Master Lease (so that Sublessor shall always have at least three days within which to give its own notice or performance to Master Lessor), and wherever any period for notice from “Lessor” to “Lessee” is specified under the Master Lease, Sublessor shall similarly have a period of at least three days within which to give notice to Sublessee under this Sublease.

(j)                                     Sublessor and Sublessee have agreed to allocate responsibility for performance of certain of Sublessor’s obligations under the Master Lease, as follows:

(1)                                  Article 11, Indemnity. Unless such liabilities are the result of the gross negligence or willful misconduct of Sublessee, or Sublessee’s agents, employees, customers, contractors, licensees or invitees, Sublessor shall continue to perform and retain liability for the obligations of Sublessor under Article 11 of the Master Lease.  In addition to, and not in limitation of, the indemnification obligations set forth in the Master Lease, Sublessee shall indemnify, defend and hold Sublessor harmless, and upon request defend Sublessor, from and against all losses, liabilities, damages, claims, costs and expenses, including reasonable attorneys’ fees incurred in defending against the same, arising out of Sublessee’s breach or default under this Sublease.

 (2)                               Article 16, Access to Premises.  Sublessee acknowledges that Master Lessor has the right to enter Premises at any time or times, upon reasonable prior notice to Sublessor, and that “reasonable” is not defined in the Master Lease.  Sublessee also acknowledges that Master Lessor may enter the Premises with a master key if Sublessor is not present to let Master Lessor enter the Premises.   Notwithstanding the foregoing, Sublessee acknowledges that Sublessor, its agents, and its employees may from time to time enter the Sublet Premises during regular business hours during the Term of this Sublease.

 (3)                               Article 12, Insurance –Waiver of Claims –Waiver of Subrogation.

(i)  Insurance. Sublessee shall maintain throughout the Term of this Sublease, at Sublessee’s expense, all of the insurance required in Article 12 of the Master Lease for covered claims, provided, however, that all rights and benefits specified for Landlord pursuant to said Article 12 shall apply to any inure to the benefit of Landlord and Sublessor.  Sublessee shall cause Sublessor and Landlord to be named as additional insureds in said policy or policies.  Upon the execution of this Sublease, Sublessee shall deliver to Sublessor a certificate of insurance evidencing said insurance coverage.  Sublessee shall procure renewals or replacements of such insurance from time to time before the expiration thereof and shall deliver to Sublessor certificates of insurance indicating such coverage before the expiration of any existing policy

(ii) Waiver of Subrogation.  Any insurance carried by Sublessee with respect to the Sublet Premises or property therein or thereon shall include a clause or endorsement denying to the insurer rights of subrogation against Sublessor to the extent rights have been waived by Sublessee prior to occurrence of injury or loss.  Sublessee, notwithstanding any provisions of this Sublease to the contrary, hereby waives any rights of recovery against Sublessor for injury or loss due to assets covered by such insurance.

2.2                                 Performance by Master Lessor.  In the event Master Lessor shall fail to perform any of the terms, covenants, and conditions contained in the Master Lease on its part to be performed, Sublessor shall reasonably cooperate with Sublessee, at no cost to Sublessee, in seeking to obtain the performance of Master Lessor under the Master Lease.  Notwithstanding the foregoing, however, Sublessor shall not be obligated to perform for the benefit of Sublessee any of the obligations of Master Lessor under the Master Lease.  In the event Sublessee makes a request that it is entitled to make under this Sublease, which request requires the approval of Master Lessor, Sublessor shall make all reasonable efforts to obtain such approval. In addition, Sublessee shall have the right in its own name to require and obtain performance by Master Lessor pursuant to the terms of the Master Lease and take any action against the Master Lessor.  For that purpose and only to such extent, all rights of Sublessor as lessee under the Master Lease are hereby conferred upon and assigned to Sublessee, and Sublessee shall be subrogated to such rights to the extent the same shall apply only to the Sublet Premises.  In any event, Sublessee shall not be allowed any abatement or diminution of Rent under this Sublease because of Landlord’s failure to perform any of its obligations under the Master Lease.  Notwithstanding the foregoing, if Sublessor, as Tenant, receives an abatement or diminution of Rent from Master Lessor that relates to the Sublet Premises, Sublessee shall be entitled to the same abatement or diminution of Rent as applied to the Sublet Premises.

ARTICLE 3

ENVIRONMENTAL WARRANTIES

3.1                                 Environmental Warranties.

(a)                                  For purposes of this Article 3.1, “Hazardous Substance” means any chemical, waste, pollutant, contaminant or toxic, reactive or corrosive material or substance, or any other chemical, material, or substance included in the definition of “pollutant,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous materials,” “toxic substances” or “toxic pollutants” or words of similar import, the release of which is prohibited, limited or regulated by any governmental authority under any Environmental Law.  Further, “Environmental Laws” means any U.S. federal, state, county or local law, statute, or ordinance that regulates or relates to the existence of, or provides a remedy for, release of Hazardous Substances, the protection of the environment, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances.  Environmental Laws include all of the following federal laws and amendments thereto, their implementing regulations and all state and local laws, regulations and ordinances that regulate the same subject matter: (a) the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 USC 9601 et seq.; (b) the Solid Waste Disposal Act, 42 USC 6901 et seq., including the Resource Conservation and Recovery Act (RCRA), and Laws governing underground storage tanks; (c) the Toxic Substances Control Act (TSCA), 15 USC 2601 et seq., including those provisions governing use and disposal of Polychlorinated Biphenyls (PCBs); (d) the Hazardous Materials Transportation Act (HMTA), 49 USC 5101 et seq.; (e) the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), 7 USC 136 et seq.; (f) the Clean Air Act, 42 USC 7401 et seq.; (g) the Federal Water Pollution Control Act, 33 USC 1251 et seq.; (h) the Emergency Planning and Community Right-to-Know Act (EPCRA), 42 USC 11001 et seq.; and (i)  the Safe Drinking Water Act, 42 USC 300f et seq.

(b)                                 If prior to or during the Term, Sublessor or Sublessee discover any Hazardous Materials in or on the Premises, the presence of which were not caused by Sublessee, Sublessor shall, at its expense, promptly take all action required by all applicable laws, ordinances, codes, and/or other regulations, to remove and/or encapsulate such Hazardous Materials and, if necessary, replace the same with substances and materials that are not Hazardous Materials and repair any damage caused by such removal, encapsulation, or replacement.  If the presence of Hazardous Materials renders the whole or any portion of the Premises untenable for the conduct of Sublessee’s business, then the Rent due hereunder shall abate in whole during the period commencing on the first day such untenability and ending on the earlier of:

(1)                                  the date on which all Hazardous Materials have been removed, encapsulated, and/or replaced and all resulting damage to the Sublet Premises have been repaired; or

(2)                                  the date upon which Sublessee again begins using the Sublet Premises.  In the event any such untenability lasts for longer than ninety (90) days, Sublessee shall have the right, but not the obligation, to terminate this Sublease without any further liability or obligation hereunder.

(c)                                  Without limiting the generality of the foregoing, Sublessor shall indemnify and hold Sublessee and Sublessee’s agents, employees, managers, and members (“Sublessee’s Related Parties”) harmless from and against any and all claims, suits, actions, liabilities, costs, fees, damages, and/or causes of action, including, without limitation, reasonable attorneys fees (collectively, “Claims and Losses”) arising out of Sublessor’s failure to comply with any state, local, or federal law relating to Hazardous Materials.

ARTICLE 4

DEFAULT

4.1.                              Default.  Sublessee shall be in default under this Sublease if any one or more of the following occur:

(a)                                  Sublessee fails to fulfill any of the terms, obligations, covenants, and conditions of this Sublease;

(b)                                 Sublessee fails to perform any of the terms, obligations, covenants, and conditions of the Master Lease with respect to the Sublet Premises;

(c)                                  Sublessee is adjudged bankrupt or insolvent or makes an assignment for the benefit of creditors; or

(d)                                 A receiver or trustee of the Sublessee’s property is appointed and not discharged within sixty (60) days.

In the event that Sublessee defaults, Sublessor shall have any and all rights and remedies available to it at law and equity, including all of the rights and remedies of Master Lessor described in the Master Lease, which are hereby incorporated herein and made a part hereof with the same force and effect as if herein specifically set forth in full, and that wherever in the Master Lease rights and remedies are given to Master Lessor, the same shall be deemed to refer to Sublessor.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.1                                 Sublease Consent.  This Sublease shall become effective only if the written consent hereto of Master Lessor is obtained.  If such written consent is not obtained, then this Sublease shall be void and of no force or effect, and thereupon neither party shall have any further obligation to the other.  Both parties shall promptly furnish to the Master Lessor any information reasonably required to be furnished by the Master Lessor and to execute any consent form reasonably required by the Master Lessor.

5.2                                 Notice and Demands.  Anything contained in any provision of this Sublease to the contrary notwithstanding, Sublessee agrees, with respect to the Sublet Premises, to comply with and remedy any default in this Sublease or the Master Lease that is Sublessee’s obligation to cure, within the period allowed to Sublessor under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublessor to Sublessee is given after the corresponding notice of default from Master Lessor to Sublessor.  Sublessor agrees to forward to Sublessee, promptly upon receipt thereof by Sublessor (and in any event within two (2) business days of receipt), a copy of each notice of default received by Sublessor in its capacity as Master Lessee under the Master Lease.  Sublessee agrees to forward to Sublessor, promptly upon receipt thereof, copies of any notices received by Sublessee from Master Lessor or from any governmental authorities.  All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party.  Notices, demands and requests so sent shall be deemed given when the same are received.

Any notice, approval, request, consent, bill, statement, or other communication required or permitted to be given, rendered, or made by either party hereto, shall  be sent to the attention of:

If to Sublessor:	President
Dynamic Materials Corporation
5405 Spine Road
Boulder, CO 80301
Attention: Yvon Cariou
Fax Number: (303) 604-1897

With a copy to:	Chief Financial Officer
Dynamic Materials Corporation
5405 Spine Road
Boulder, CO 80301
Attention: Richard Santa
Fax Number: (303) 604-1897

If to Sublessee	Aerojet General Corporation
P. O. Box 1036
Camden, AR 71711-1036
Attention: Robert Shenton
Vice-President, Operations
Fax Number: (870) 574-3528

With a copy to:	Aerojet General Corporation
P. O. Box 13222
Sacramento, CA 95813-6000
Attention: Brian E. Sweeney
Vice-President, Legal and Contracts
Fax Number: (916) 351-8610
If by express delivery:	Highway 50 and Aerojet Road
Rancho Cordova, CA 95742

Sublessee shall remit all payments required under this Sublease to Sublessor’s lockbox account at:

Dynamic Materials Corporation
Dept. 1323
Denver , CO 80291-1323

Each party shall have the right to designate by notice in writing any other address to which such party’s notice is to be sent.

5.3                                 Subordination.  This Sublease is subject and subordinate to all of the provisions of the Master Lease and to all encumbrances and other matters to which the Master Lease is subject (including the lien of any mortgage covering the Premises).  Sublessee shall execute promptly any instrument that Master Lessor may request to confirm that this Sublease is subordinate in lien to any mortgage pursuant to the foregoing provisions of this paragraph.  In the event of a foreclosure of a mortgage covering the Building, then notwithstanding such foreclosure, Sublessee shall not disaffirm this Sublease or any of its obligations hereunder and at the request of the mortgagee or the purchaser at the foreclosure sale, Sublessee shall attorn to such mortgagee or purchaser and if required, execute a new Sublease for the Sublet Premises on all the same terms and conditions of this Sublease, except that the term of such new sublease shall be for the balance of the term of this Sublease.

5.4                                 Severability.  If any term or provision of this Sublease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby; and each term and provision of this Sublease shall be valid and be enforceable to the fullest extent permitted by law.

5.5                                 Broker Indemnity.  Each party represents to the other that no broker participated in the negotiations leading to the Sublessee’s rental of the Sublet Premises from the Sublessor. Each party hereunder agrees to indemnify and hold the other party harmless from and against any claim or demand of any broker or agent who claims that he or she participated with that party in this transaction, and such indemnity shall survive the Expiration Date or earlier termination of this Sublease.

5.6                                 Quiet Enjoyment.  Sublessor hereby covenants that it has good and lawful authority to make this Sublease and fully warrants the right, title, and interest conveyed hereby, and will defend the same against the claims of all persons whomsoever.

5.7                                 Successors and Assigns.  Without limiting any restriction on assignment contained elsewhere in this Sublease, this Sublease and all of its provisions shall be binding upon, and inure to the benefit of, the successors and assigns of Sublessor and Sublessee.

5.8                                 Governing Law.  The validity, construction, interpretation, and performance of the covenants and conditions contained herein shall be governed by and construed in accordance with the domestic laws of California, excluding, however, such laws as pertain to conflicts of law.

5.9                                 Section Headings.  The section headings used in this Sublease are inserted for convenience of reference only; they shall not be construed to limit or extend or otherwise affect in any way the meaning of any part of this Sublease.

5.10                           Authority.  Sublessee represents and agrees that it has good right and lawful authority to execute this Sublease and that the same does not require joinder or approval of any other person, firm, or corporation.

5.11                           Sublease Not Binding Unless Executed.  The submission of this document for examination and negotiation does not constitute an offer to sublease, reservation of, or option for the Sublet Premises.  This document shall become effective and binding only upon the execution and delivery hereof by both Sublessor and Sublessee and the approval of Master Lessor.

5.12                           Time of the Essence.  Time is of the essence of each and every provision of this Sublease.

5.13                           Attorneys’ Fees.  If any legal action or arbitration or other proceeding be commenced, whether by Sublessor, Sublessee, or a third party, concerning this Sublease, the

Premises or Sublet Premises, the Master Lease, or any alleged default or breach of duty related thereto, as between Sublessor and Sublessee, the prevailing party shall recover from the losing party, reasonable attorneys’ fees and cost and expenses, not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled, including costs and attorneys’ fees incurred in any appeal.

5.14                           Mechanics’ and Materialmens’ Liens.  Sublessee shall not permit any mechanics’ or materialmens’ liens to be filed against the Sublet Premises.  In the event any such lien is filed, Sublessee shall cause it to be discharged within fifteen (15) days and, upon Sublessee’s failure to do so, Sublessor shall have the right to discharge such lien and to be reimbursed by Sublessee for the cost thereof, which reimbursement shall be required by Sublessee upon Sublessor’s demand.  Further, Sublessee shall hold and save Sublessor harmless and indemnify Sublessor of and from any and all loss, cost, damage, injury, or expense, including attorneys’ fees, arising out of or in any way related to such liens.

5.15                           Entire Agreement.  This Sublease contains the entire agreement between the parties, and no rights are created in favor of either party other than as specified or expressly contemplated in this Sublease, and the Master Lease, to the extent such is incorporated herein.  In addition, no agreement shall be effective to change or modify this Sublease in whole or in part unless such is in writing and duly signed by the party against whom enforcement of such change or modification is sought.

5.16                           Waiver.  Waiver by either party of any breach of any provision of this Sublease shall not constitute a waiver of such provision or of any subsequent breach of the same or of any other provision contained in this Sublease.

5.17                           Recitals.  The Recitals set forth at the beginning of this Sublease are incorporated into and made a part of this Sublease.  Sublessor and Sublessee each represent and warrant to the other that it knows of no fact or circumstance indicating that any of said Recitals is false, incomplete, or misleading as written.

5.18                           Duplicate Counterparts.  This Sublease may be executed in any number of duplicate counterparts, all of which shall be deemed on instrument (including copies sent to a party by facsimile transmission), and each of which shall be deemed an original of this Sublease for all purposes, notwithstanding that less than all signatures may appear on any single counterpart.

IN WITNESS WHEREOF, the parties have hereto executed this Sublease on the date above written.

SUBLESSOR:	DYNAMIC MATERIALS CORPORATION,

a Delaware corporation

By:

Printed Name

Title:

SUBLESSEE:	AEROJET GENERAL CORPORATION,

an Ohio corporation

By:

Printed Name:

Title:

EXHIBIT A

MASTER LEASE

(Operating Lease and Agreement and Amendment to Operating Lease)

(See attached)

EXHIBIT B

CONSENT TO SUBLEASE

SPIN FORGE, LLC, a California limited liability company (“Master Lessor”) is the Lessor under that certain Operating Lease of real property and improvements, dated as of March 18, 1998, as amended by that certain Agreement and Amendment to Operating Lease (“Amendment”), dated as of February 1, 2000, (collectively, the “Master Lease”), with DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“Master Lessee”), covering those certain premises commonly known as 1700 East Grand Avenue, El Segundo, California, 90245 (the “Premises”).

Master Lessor hereby consents to the sublease of the Premises by Master Lessee to AEROJET-GENERAL CORPORATION, an Ohio corporation (“Sublessee”), pursuant to that certain Sublease, dated as of September 17, 2004, for reference purposes only, a copy of which is attached hereto and incorporated herein by this reference (the “Sublease”).  All capitalized terms used in the Lease and the Sublease, but not expressly defined herein, shall have the meanings ascribed to them in the Lease and Sublease.

In granting this Consent to Sublease, Master Lessor acknowledges and agrees as follows:

1.                                       Sublessee shall be entitled to quiet use, possession and enjoyment of the Premises in accordance with terms of the Master Lease.  In addition, so long as Sublessee is not in default in the performance of any of the terms, covenants or conditions of the Sublease, Master Lessor will not join Sublessee as a party defendant in any action or proceeding for the purpose of terminating Sublessee’s interest and estate under the Sublease because of any default by Master Lessee under the Master Lease.

2.                                       Master Lessor hereby certifies to Sublessee that as of the date of Master Lessor’s signature below, to the best of Master Lessor’s knowledge, Sublessor is not in default or breach of any of the provisions of the Master Lease, and the Master Lease has not been amended or modified, except by the Amendment described above.

IN WITNESS WHEREOF, Master Lessor has executed this Consent to Sublease as set forth below.

MASTER LESSOR:

SPIN FORGE, LLC,

a California limited liability company

Dated: September 17, 2004	By:

Its:

Execution Copy

Assets Included in Facility Lease

Schedule 1.3 (d)

Class	Acquisition Date	Asset #	Description	Starting Net Book Value	Monthly Lease Payment
B	12/1/1998	602,602A	Re-coat Two Containment Tanks	$22,542.92	$234.82
B	7/1/1999	149	Janitrol Air Conditioner	6,901.75	71.89
B	12/1/1998	136	Main Building Air Conditioning	6,871.01	71.57
B	8/1/1999	151	Tool Crib	1,998.68	20.82
B	12/1/1999	105	Improvements For Leased Machinery	1,526.71	15.90
B	4/24/1999	154	Tool Crib	1,147.21	11.95
B	12/14/1998	153	200,000 BTU Heater	381.40	3.97
BI	7/17/2000	159	STEDI WAIT POWER PANEL DE’FENDER MODEL S1480-3/4D	704.74	7.34
F	3/18/1998	2	Furniture & Fixtures	21,094.63	219.74
LI	7/31/2001	1321	PARITION WALL	3,222.22	33.56
LI	6/21/2001	1319	GATE OPERATOR AND HARDWARE	2,880.00	30.00
LI	1/31/2001	1287	REMODEL LOBBY	2,676.78	27.88
LI	2/28/2001	1293	AWNING E. SIDE WALL	2,255.57	23.50
LI	10/23/2001	1356	ROLLING STEEL DOOR	1,043.23	10.87
M	3/19/2004	1573	Overhaul 10 Ton North Crane	18,493.99	192.65
M	3/18/1998	69	20 T Overhead Crane	7,165.93	74.65
M	12/1/2002	1386	Crane 1/2 Ton	5,711.09	59.49
M	3/18/1998	116	500# Bridge Crane & Hoist South End of Track	3,735.16	38.91
M	3/18/1998	71	1/2 T Overhead Crane	119.43	1.24
M	3/18/1998	72	1/2 T Overhead Crane	119.43	1.24
M	3/18/1998	74	1/4 T Overhead Crane	118.87	1.24
M	3/18/1998	59	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	60	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	61	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	62	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	63	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	64	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	65	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	66	1/2 T Overhead Crane	59.69	0.62
M	3/18/1998	67	1 T Overhead Crane	59.69	0.62
M	3/18/1998	68	1/2 T Overhead Crane	59.69	0.62
				$111,307.65	$1,159.45